                                 SCHEDULE 14A
                                (Rule 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement
                            [_] Confidential,for Use of the Commission Only
                                            (asPermitted by Rule 14a-6(E)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              DIGEX, INCORPORATED
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies: N/A

   (2) Aggregate number of securities to which transaction applies: N/A

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

   (4) Proposed maximum aggregate value of transaction: N/A

   (5) Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid: N/A

   (2) Form, Schedule or Registration Statement No.: N/A

   (3) Filing Party: N/A

   (4) Date Filed: N/A

   (5) Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid: N/A

   (2) Form, Schedule or Registration Statement No.: N/A

   (3) Filing Party: N/A

   (4) Date Filed: N/A

                                  [LOGO] DIGEX
                                ONE DIGEX PLAZA
                            12050 BALTIMORE AVENUE
                             BELTSVILLE, MD 20705

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON DECEMBER    , 2001

                               -----------------

Dear Stockholder:

   You are cordially invited to attend the 2001 annual meeting of stockholders of Digex, Incorporated, to be held at the Digex Corporate Center, 14400
Sweitzer Lane, Room 1C26, Laurel, Maryland 20707, on   day, December    , 2001,
at     a.m. (Eastern Time), for the purposes set forth below:

   (1) To elect eight directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

   (2) To approve an amendment to the Certificate of Incorporation of Digex;

   (3) To ratify the appointment of Arthur Andersen LLP as the independent auditors of Digex for the year ending December 31, 2001; and

   (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on    day, October
, 2001, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof. All of our stockholders of record, authorized representatives and guests are invited to attend the annual meeting. If you have questions about this proxy statement or the meeting, please contact Investor Relations at (240) 456-3800.

   You may vote by telephone or electronically using the Internet, as well as by mail. See voting instructions on the proxy or instruction card. After reading the accompanying materials, please submit your proxy or voting instructions by telephone, over the Internet or by using a proxy or instruction card. If you submit your proxy over the Internet, you will have the opportunity to agree to receive future stockholder documents electronically, via e-mail, and we encourage you to do so. If you choose to vote this year by proxy or instruction card, please sign, date and mail the card in the envelope provided.

   Please vote your proxy whether or not you plan to attend the meeting. Should you attend in person, you may, if you wish, withdraw your proxy and vote your shares in person.

                                          By Order of the Board of Directors

                                          /s/ MARK K. SHULL
                                          Mark K. Shull
                                          President and Chief Executive Officer

, 2001

                              DIGEX, INCORPORATED
                                ONE DIGEX PLAZA
                            12050 BALTIMORE AVENUE
                             BELTSVILLE, MD 20705

                               -----------------

                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON     DAY, DECEMBER    , 2001

                               -----------------

   The enclosed proxy is solicited by the Board of Directors of Digex, Incorporated in connection with the annual meeting of stockholders of Digex to be held at the Digex Corporate Center, 14400 Sweitzer Lane, Room 1C26, Laurel, Maryland 20707, on day, December , 2001, at a.m. (Eastern Time), and at any and all adjournments thereof. The mailing address for our principal executive offices is One Digex Plaza, 12050 Baltimore Avenue, Beltsville, Maryland 20705. This proxy statement and accompanying proxy card will be first
mailed to stockholders on or about November    , 2001. Our annual report to
stockholders for the year ended December 31, 2000, accompanies this proxy statement but is not part of the proxy soliciting materials.

           Voting Rights, Solicitation and Recoverability of Proxies

   Stockholders of record as of the close of business on October    , 2001, are
the only persons entitled to vote at the annual meeting. On the record date, there were issued and outstanding 24,788,466 shares of our Class A common stock, par value $.01 per share, and 39,350,000 shares of our Class B common stock, par value $.01 per share, the only outstanding securities entitled to vote at the annual meeting. Each share of our Class A common stock outstanding entitles the holder to one vote. Each share of our Class B common stock outstanding entitles the holder to ten votes. The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote at the annual meeting will constitute a quorum. Except in connection with the election of directors, abstentions and broker non-votes (i.e. shares of common stock represented at the annual meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular voting matter) are counted as shares represented and voted at the annual meeting only for the purpose of determining the number of votes required to approve a proposal. However, shares of common stock represented by proxies that withhold authority to vote for a nominee for election as a director (including broker non-votes) will not be counted as a vote represented at the annual meeting for the purpose of determining the number of votes required to elect such nominee.

   Any stockholder giving a proxy will have the right to revoke it at any time prior to its exercise by giving written notice of revocation and duly executed proxy bearing a later date to Digex, Attention: Bruce F. Metge, Assistant Corporate Secretary or by voting in person at the annual meeting. Attendance at the annual meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the annual meeting. Unless otherwise specified in the proxy (and except for broker non-votes as described above), shares represented by effective proxies will be voted (i) FOR the election of the nominees for director, (ii) FOR the approval of the amendment to the Certificate of Incorporation, (iii) FOR the ratification of Arthur Andersen LLP as our independent auditors for the year ending December 31, 2001, and (iv) in the discretion of the proxy holders with respect to such other matters as may come before the annual meeting.

                             Cost of Solicitation

   The cost of solicitation, including the cost of preparing and mailing the notice of annual meeting of stockholders and this proxy statement, is being paid by us. In addition, we may reimburse brokers and other persons holding stock in the name of nominees for their expenses incurred in sending proxy materials to their principals and obtaining their proxies.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

   Eight directors are to be elected at the annual meeting, each to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified. The election of directors requires the affirmative vote of a plurality of the votes represented and entitled to vote at the annual meeting. The Board of Directors of Digex has appointed Bernard J. Ebbers, Mark
K. Shull, Ronald R. Beaumont, and Scott D. Sullivan to serve as directors effective July 1, 2001, and Wilkie S. Colyer, K. William Grothe, Jr., Alan A. McClure, and Lawrence C. Tucker to serve as directors effective August 1, 2001, until the next annual meeting and until their successors are duly elected and qualified. Mr. Shull is the only candidate standing for re-election. Messrs. Colyer, McClure, and Tucker represent the independent directors, as defined by the National Association of Securities Dealers ("NASD"), of Digex. In the event that any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the present Board of Directors may determine. We are not aware of any nominee who will be unable or unwilling to serve as a director.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

   The names of the current directors of Digex standing for election, their ages as of March 31, 2001, and certain biographical information for each of them is set forth below:

         Nominee          Age                  Principal Occupation
         -------          ---                  --------------------
Bernard J. Ebbers (1)*...  59 President and Chief Executive Officer, WorldCom, Inc.
Mark K. Shull............  45 President and Chief Executive Officer, Digex, Inc.
Ronald R. Beaumont (1)...  52 Chief Operating Officer, WorldCom group, WorldCom, Inc.
Wilkie S. Colyer (2).....  53 Partner, The Breckenridge Group, Inc.
K. William Grothe, Jr....  45 Vice President, Corporate Development, WorldCom, Inc.
Alan A. McClure (2)......  43 Partner, The Breckenridge Group, Inc.
Scott D. Sullivan........  39 Chief Financial Officer, WorldCom, Inc.
Lawrence C. Tucker (2)*..  60 Partner, Brown Brothers Harriman & Co.

      -----
     (1)  Member of the Compensation Committee
     (2)  Member of the Audit Committee
     *    Chairman of the committee

   Bernard J. Ebbers has served as President and Chief Executive Officer of WorldCom, Inc., a global telecommunications company, since April 1985. Mr. Ebbers has served as a director of WorldCom since 1983.

   Mark K. Shull has served as President, Chief Executive Officer, and a director of Digex since July 1999. From February 1997 to June 1999, he served as Vice President of the Web hosting and electronic commerce business unit of GTE Internetworking, an Internet infrastructure services provider. From March 1995 to January 1997, prior to GTE Internetworking's acquisition of BBN Planet Corporation, an Internet services provider, he served as Vice President of BBN Planet Corporation's Internet Business Solutions Group. Mr. Shull received his B.A. in public and international affairs from Princeton University and holds a J.D. from Stanford Law School.

   Ronald R. Beaumont has served as Chief Operating Officer of the WorldCom group at WorldCom since December 2000. From 1998 to December 2000, Mr. Beaumont served as the President and Chief Executive Officer of WorldCom's Operations and Technology unit. From December 1996 to 1998, Mr. Beaumont was President of WorldCom Network Services, a subsidiary of WorldCom. Prior to December 1996, Mr. Beaumont was President and Chief Executive Officer of a subsidiary of MFS Communications, a telecommunications company, prior to its merger with WorldCom.

   Wilkie S. Colyer has served as Partner of The Breckenridge Group, Inc., an Atlanta-based regional investment banking firm, since April 1988. Currently, Mr. Colyer is a director of The Breckenridge Group, Inc. and the Moeller Manufacturing Company, Inc. He also serves as the Secretary-Treasurer of the Governing Board, Chairman of the Finance Committee, and a member of the Country Club Committee of the Capital City Club in Atlanta. Mr. Colyer received his B.S. in business administration from Presbyterian College.

   K. William Grothe, Jr. has served as Vice President of Corporate Development of WorldCom since 1996. Prior to joining WorldCom, Mr. Grothe was Senior Vice President and Chief Financial Officer of MobileComm, a subsidiary of Bell South Corporation, a telecommunications company. Mr. Grothe received a B.S. in accounting from University of Illinois.

   Alan A. McClure has served as Partner of The Breckenridge Group, Inc., an Atlanta-based regional investment banking firm, since April 1987. Currently, Mr. McClure is a director of The Breckenridge Group, Inc., Moeller Manufacturing Company, Inc., and the Virginia Student Aid Foundation. Mr. McClure holds a B.S. in commerce from University of Virginia and an M.B.A. in finance from Georgia State University. Mr. McClure is also a certified public accountant.

   Scott D. Sullivan has served as Chief Financial Officer, Treasurer and Secretary of WorldCom since December 1994. Mr. Sullivan has served as a director of WorldCom since 1996.

   Lawrence C. Tucker has served as General Partner of Brown Brothers Harriman & Co. (BBH & Co.), a private banking firm, since January 1979. He also serves on the steering committee of BBH & Co. Currently, Mr. Tucker is a director of Riverwood International Corporation, National Healthcare Corporation, VAALCO Energy Inc., US Unwired, Inc., Network Telephone, Inc., Z-Tel Technologies and WorldCom Ventures. Mr. Tucker served as a director of WorldCom, Inc. from May 1995 to November 1, 2000. Effective November 1, 2000, Mr. Tucker became an advisory director of WorldCom, Inc.

Meetings and Committees of the Board of Directors

   During 2000, our Board of Directors held fourteen meetings. All of the directors were in attendance at more than 75% of the meetings of the Board of Directors as well as the meetings of each committee of the Board of Directors on which they served. The Board of Directors has a standing Audit Committee and Compensation Committee. From June 2000 until the consummation of the Intermedia
- WorldCom Merger (described below), the Board of Directors had a Special Committee.

   The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the results and scope of the audit and other services provided by our independent auditors; reviews our financial statements; and reviews and evaluates our internal control functions. The Board of Directors has adopted a written charter for the Audit Committee which is included in this proxy statement as Appendix B. The Audit Committee has also considered whether the non-audit services provided to Digex by its independent accountants are compatible with maintaining auditor independence. The Audit Committee was composed of Philip A. Campbell, George F. Knapp and Richard A. Jalkut until the resignation of Mr. Knapp in February 2001. Jack E. Reich replaced Mr. Knapp and served on the Audit Committee through June 2001. The chairman of the Audit Committee was Mr. Campbell through June 2001. Each of these directors were independent, as defined by the NASD, and met the applicable NASD requirements for financial literacy and financial expertise. The Audit Committee held four meetings during 2000.

   The Compensation Committee administers our Long-Term Incentive Plan and makes recommendations to the Board of Directors regarding executive compensation and salaries and incentive compensation for our employees and consultants. The Compensation Committee was composed of David C. Ruberg and Jack E. Reich through June 2001. The chairman of the Compensation Committee was Mr. Ruberg. The Compensation Committee held two meetings during 2000.

   As a result of Intermedia's decision to sell its equity interest in Digex in June 2000, the Board of Directors established the Special Committee, composed of Richard A. Jalkut and Jack E. Reich. Both members were independent directors of Digex and did not concurrently serve on Intermedia's Board of Directors. On September 1, 2000, Intermedia entered into a merger agreement with WorldCom. At the completion of the merger on July 1, 2001, a subsidiary of WorldCom merged with and into Intermedia and Intermedia became a subsidiary of WorldCom (the "Intermedia - WorldCom Merger").

                                 PROPOSAL TWO:

         APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

   On April 6, 2001, a final settlement of the consolidated derivative and class action suits, arising out of the Intermedia - WorldCom Merger, between plaintiffs, WorldCom, Intermedia, Digex, and certain interested directors of Digex was approved by the Delaware Court of Chancery in Wilmington, Delaware with no appeals having been filed thereafter. Pursuant to the stipulation of settlement, dated March 5, 2001, the settlement requires, among other things, that Intermedia and WorldCom adopt (and also cause Digex to adopt) an amendment to the Certificate of Incorporation of Digex (the "Charter Amendment").

   Digex is seeking the approval by the stockholders of the Charter Amendment, which prohibits Digex from entering into certain transactions with WorldCom (as defined in the Charter Amendment, including any transaction that would constitute a business combination under Section 203(c)(3)(i)-(iv) of the Delaware General Corporation Law) without there being at least two independent directors (as defined in the Charter Amendment) and without the transaction being approved by either a majority of the independent directors or 66 2/3% of the entire board of directors (other than the independent directors). See Appendix A for the Charter Amendment.

   The affirmative vote of the common stock representing a majority of the voting power of all outstanding shares of our common stock is required to approve the Charter Amendment. Abstentions and broker non-votes (as described in the "Voting Rights, Solicitation and Recoverability of Proxies" section above) effectively count as votes against the amendment. WorldCom will cause Intermedia to vote in favor of the approval of the Charter Amendment. Intermedia owns common stock of Digex representing 94.1% of the total voting power of our common stock.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE CHARTER AMENDMENT.

                                PROPOSAL THREE:

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Audit Committee of the Digex Board of Directors recommended to the Board that Arthur Andersen LLP be engaged as the independent auditors of Digex. Arthur Andersen LLP is the certifying accountant of WorldCom, Inc., our majority stockholder. Pursuant to resolutions of the Board of Directors, Ernst & Young LLP was dismissed as of October 1, 2001. On October 1, 2001, Arthur Andersen LLP was engaged as the independent auditors to audit the consolidated financial statements of Digex for the year ending December 31, 2001.

   Ernst & Young LLP has audited our financial statements since 1999. The reports of Ernst & Young LLP on our financial statements for the years ended December 31, 2000 and 1999 did not contain an adverse opinion, a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. To the knowledge of management, during the fiscal years ended December 31, 2000 and 1999, and in the subsequent period through the date of dismissal, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report. A representative of Arthur Andersen LLP is expected to be present at the annual meeting, at which time such representative will have an opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

   Ratification of the appointment of Arthur Andersen LLP as our independent auditors for the year ending December 31, 2001 requires the affirmative vote of a majority of the votes present or represented and entitled to vote at the annual meeting. In the event that the stockholders do not ratify the appointment of Arthur Andersen LLP, such appointment may be reconsidered by the Audit Committee of the Board of Directors.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS DIGEX'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2001.

                   FEES OF PRINCIPAL INDEPENDENT ACCOUNTANTS

Audit Fees

   The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the year ended December 31, 2000 and the reviews of the unaudited condensed financial statements included in our Form 10-Q's for the year ended December 31, 2000 were $228,000.

Financial Information Systems Design and Implementation Fees

   There were no professional services rendered by Ernst & Young LLP involving financial information systems design and implementation in 2000.

All Other Fees

   The aggregate fees billed for professional services rendered by Ernst & Young LLP for all other services were $1,347,000, including audit related services of $905,000 and non-audit services of $442,000. Audit related services generally include fees for business acquisitions, accounting consultations, internal audit, and registration statements filed with the Securities and Exchange Commission (the "SEC"). Non-audit services include fees for international tax, state and local tax and other tax services.

                              EXECUTIVE OFFICERS

   The names of the current executive officers of Digex, their ages as of March 31, 2001, other than Mr. Shull who is also a member of the Board of Directors, and certain biographical information for each of them is set forth below:

Name                  Age                         Position
----                  --- --------------------------------------------------------
Timothy M. Adams..... 41  Chief Financial Officer
Sandra L. Blaisdell.. 45  Senior Vice President, WorldCom Strategic Business Unit
John J. Callari...... 50  Senior Vice President, Sales
Thomas Davidsson..... 37  Senior Vice President, Digex Europe
George L. Kerns...... 46  Senior Vice President, Service Delivery and Operations
Bruce F. Metge....... 44  Senior Vice President and General Counsel
Robert B. Patrick.... 29  Vice President, Strategy and Business Development
Rebecca Ward......... 37  President, Product Management, Engineering and Marketing
                            Group
Howard Weizmann...... 52  Senior Vice President, Human Resources

   Timothy M. Adams has served as Chief Financial Officer of Digex since January 2000. From April 1997 to January 2000, he held various management positions at GTE Internetworking and BBN Planet Corporation, prior to its acquisition by GTE Internetworking, including Vice President of Operations and Circuits Management, Vice President of Business Operations and Vice President of Finance. From May 1989 to April 1997, he held various financial positions with Trans National Group Services, including Chief Financial Officer of Trans National Communications from January 1995 to April 1997. Mr. Adams holds a B.S. in accounting from Murray State University in Kentucky and an M.B.A. from Boston University. Mr. Adams is also a certified public accountant.

   Sandra L. Blaisdell has served as Senior Vice President of WorldCom Strategic Business Unit of Digex since May 2001. From October 1998 to April 2001, she served as the Vice President of Network Service Delivery at PSINet Inc., a provider of Internet and information technology solutions. From April 1996 to June 1998, she owned and operated an international telecommunications consulting company which specialized in assisting cable companies to enter the local and long distance markets as competitive local exchange carriers. Prior to that, Ms. Blaisdell held various management positions at USWest, a regional telecommunications company, since 1986. Ms. Blaisdell holds both a B.A. and an M.A. from Arizona State University. She also has an M.S. from the Krannert School of Management at Purdue University.

   John J. Callari has served as Senior Vice President of Sales of Digex since March 2001. From September 1997 to March 2001, he served as Senior Vice President of Sales at WorldCom, Inc. where he managed all aspects of sales, service and strategic planning of the National Accounts division. Prior to that, Mr. Callari served as Regional Vice President of WorldCom since 1994. Mr. Callari holds a B.A. from Brooklyn College, as well as extensive marketing education at Columbia University and New York University.

   Thomas Davidsson has served as Senior Vice President of the European division of Digex since April 2000. From October 1998 through April 2000, he held various management positions with companies within Telia AB, a telecommunications company in Scandinavia, including the Vice President of Telia Megacom, Chief Financial Officer of the Telia Business Solutions division, and President of the Telia New Business division. From January 1996 to October 1998, he served as Managing Director of Alfa Laval Moatti in France, a subsidiary of Alfa Laval Group, a process equipment manufacturing company. Mr. Davidsson holds a B.S. in finance from Per Brahe Gymnasium in Sweden and an M.B.A. from the Stockholm School of Economics.

   George L. Kerns has served as Senior Vice President of Service Delivery and Operations of Digex since May 2001. From May 2000 to March 2001, he served as the Chief Operating Officer at HarvardNet, a Web hosting services provider, prior to its acquisition by Allegiance Telecom, Inc., a full-service business telecommunications and Internet services provider. From January 2000 to May 2000, he served as Vice President of Services at PhaseForward, an application services provider for clinical trials. From May 1995 to January 2000, Mr. Kerns served as Senior Vice President of Customer Services Delivery for GTE Internetworking and BBN Planet Corporation, prior to its acquisition by GTE Internetworking, where he directed operations for all lines of business. Mr. Kerns received a B.S. in mathematics from Furman University and an M.B.A. from the University of Georgia.

   Bruce F. Metge has served as Senior Vice President and General Counsel of Digex since July 2000. Prior to joining Digex, he served as Vice President and General Counsel for Onesoft Corporation, an e-commerce software company, and General Counsel for Madison River Communications, a telecommunications company formed to acquire and operate rural telephone companies. From January 1990 to December 1998, he served as Partner at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. Mr. Metge is a member of the Illinois, District of Columbia, and Massachusetts bars. He received a B.A. in public policy sciences from Duke University and a J.D. from Northwestern University School of Law.

   Robert B. Patrick has served as Vice President of Strategy and Business Development of Digex since January 2000. From July 1999 to December 1999, he served as Vice President of Marketing of Digex. From September 1998 to June 1999 he served as Vice President of Marketing and Product Development of Digex. He served as Director of Business Development for Digex from September 1997 through September 1998. He joined Digex in September 1996, as Senior Manager of Windows NT Operations. From June 1993 to June 1996, he served as a Senior Consultant for Andersen Consulting. Mr. Patrick holds a B.S. in management information systems from George Mason University.

   Rebecca Ward has served as President of the Product Management, Engineering and Marketing Group of Digex since July 1999. From March 1991 to June 1999, she held various management positions at GTE Internetworking and BBN Planet Corporation, prior to its acquisition by GTE Internetworking, including most recently Vice President of Product Management and Engineering of the Web hosting and electronic commerce business unit of GTE Internetworking. Ms. Ward holds a B.S. in computer technology from Northeastern University and an M.S. in computer science from Boston University.

   Howard Weizmann has served as Senior Vice President of Human Resources of Digex since April 2001. From November 2000 to April 2001, he served as Vice President of Human Resources of Digex. From August 1994 to November 2000, he served as Managing Consultant of the Washington, DC office for Watson Wyatt Worldwide, a global human resources consulting firm. Prior to joining Watson Wyatt in March 1992 as an account manager, he served as Vice President in charge of pension and health benefits consulting at Aetna Life Insurance and also worked as an attorney for Drinker, Biddle and Reath L.L.P, a Philadelphia-based law firm. Mr. Weizmann holds a B.S. from Ohio University, an M.S. in anthropology from the University of Michigan and a J.D. from Georgetown University School of Law.

   No family relationship exists between any of our directors and executive officers.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth the total compensation of our Chief Executive Officer and each of our four most highly compensated executive officers whose total salary and bonus for 2000 exceeded $100,000 (each a "named executive officer" and, collectively, the "named executive officers").

                                                                                  Long-Term
                                       Annual Compensation                      Compensation
-                               -----------------------------      ---------------------------------------
                                                                   Securities  Securities
    Name and Principal                             Other Annual    Underlying  Underlying     All Other
         Position          Year  Salary  Bonus (6) Compensation    Options (7) Options (8) Compensation(9)
-------------------------- ---- -------- --------- ------------    ----------- ----------- ---------------
Mark K. Shull (1)......... 2000 $275,000 $200,616    $120,591 (10)   200,000          --       $5,250
 President and Chief       1999  125,000       --          --        500,000     100,000           --
   Executive Officer

Nancy G. Faigen (2)....... 2000  237,500  162,500          --         75,000          --           --
 President, Sales and      1999  225,000  225,000     125,000 (11)   300,000     100,000           --
   Service Delivery Group  1998   11,105   50,000          --             --          --           --

Rebecca Ward (3).......... 2000  225,000  148,767     140,912 (11)    75,000          --        2,583
 President, Product        1999   91,667   50,000      15,810 (11)   250,000      50,000           --
   Management,
   Engineering and
   Marketing Group

Timothy M. Adams (4)...... 2000  216,967   75,000      95,723 (10)    90,000          --        4,040
 Vice President and Chief  1999       --       --          --        250,000          --           --
   Financial Officer

Bryan T. Gernert (5)...... 2000  205,000   48,616          --         25,000          --        2,583
 Senior Vice President,
   Sales, Distribution and 1999  173,750       --     140,587 (12)   400,000                    3,259
   Client Services         1998   95,000       --     166,108 (12)        --          --           --

--------
(1) Mr. Shull commenced employment with Digex in July 1999. Mr. Shull's current annual base salary is $300,000 after a salary adjustment effective July 1, 2000. He has a target annual bonus opportunity equal to 60% of his base salary.

(2) Ms. Faigen served as President and Chief Executive Officer from December 1998 to June 1999 and as President of the Sales and Service Delivery Group from June 1999 to March 2001, when she resigned from Digex.

(3) Ms. Ward commenced employment with Digex in July 1999. Her current annual base salary is $250,000 after a salary adjustment effective July 1, 2000.
    Effective     , 2000, she has a target annual bonus opportunity equal to
    60% of her base salary.

(4) Mr. Adams commenced employment with Digex in January 2000. His current annual base salary is $250,000 after salary adjustments during 2000.
    Effective     , 2000, he has a target annual bonus opportunity equal to 60%
    of his base salary.

(5) Mr. Gernert left Digex in March 2001.

(6) Amounts represent bonuses paid during the listed fiscal year for prior fiscal year performance and/or signing bonuses.

(7) Represents the number of shares of Class A common stock of Digex underlying options granted to the named executive officers.

 (8) Represents the number of shares of common stock of Intermedia underlying options granted to the named executive officers. As a result of the Intermedia - WorldCom Merger, shares of Intermedia common stock underlying options outstanding and unexercised as of June 29, 2001 were exchanged for shares of WorldCom group common stock underlying options having the same terms and conditions as the Intermedia options, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.0319.

 (9) Amounts represent the matching contribution paid by Digex and/or Intermedia to the 401(k) plan on behalf of the participant.

(10) Amount represents taxable fringe benefits received primarily for temporary housing and the reimbursement of taxes associated with these fringe benefits by Digex.

(11) Amount represents relocation expense.

(12) Amount represents commission payments.

Options Granted During Fiscal Year 2000

   The following table sets forth certain information regarding grants of stock options to purchase Digex Class A common stock to our named executive officers during fiscal year 2000. Options covering 25% of the options set forth below vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. The per-share exercise price of the options equals the market price on date of the grant.

                      Option Grants
                   in Last Fiscal Year
-                ----------------------
                                                                Potential Realizable Value at
                 Number of   % of Total                            Assumed Annual Rates of
                 Securities   Options                           Stock Price Appreciation for
                 Underlying  Granted to  Exercise or                   Option Term (1)
                  Options   Employees in Base Price  Expiration -----------------------------
Name              Granted   Fiscal Year   Per Share     date          5%            10%
----             ---------- ------------ ----------- ---------- ----------     -----------
Mark K. Shull...  200,000       4.42%      $74.94     7/10/10   $9,426,000     $23,887,000
Nancy G. Faigen.   75,000       1.66%       74.94     7/10/10    3,535,000       8,958,000
Rebecca Ward....   75,000       1.66%       74.94     7/10/10    3,535,000       8,958,000
Timothy M. Adams   15,000       0.33%       60.13     4/12/10      567,000       1,437,000
                   75,000       1.66%       74.94     7/10/10    3,535,000       8,958,000
Bryan T. Gernert   25,000       0.55%       74.94     7/10/10    1,178,000       2,986,000

--------
(1)As required by the rules of the SEC, the potential realizable values stated in the table are based on the hypothetical assumption that the Digex Class A common stock will appreciate in value from the exercise price set at the date of the grant to the end of the option term (ten years) at annualized rates of 5% and 10%, respectively. This hypothetical calculation is not intended to forecast future appreciation, if any, in the price of the Digex Class A common stock. The options would have no value to the option holders if the price of the Class A common stock does not increase above the exercise price of the options. The trading price of the Class A common stock at September 30, 2001, was significantly below the exercise prices of the options and therefore had no current realizable value.

Aggregate Option Exercises in Fiscal 2000 and Fiscal Year-End Option Values

   The following table shows the number of shares received upon exercise, aggregate dollar value realized upon exercise, the number of unexercised shares of Digex Class A common stock as of December 31, 2000 and the year-end value of unexercised in-the-money options to purchase shares of Digex Class A common stock as of December 31, 2000 for each named executive officer.

                                       Number of Securities
                                      Underlying Unexercised     Value of Unexercised
                  Shares                    Options at          In-the-Money Options at
                 acquired                December 31, 2000         December 31, 2000
                    on      Value    ------------------------- -------------------------
Name             exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
----             -------- ---------- ----------- ------------- ----------- -------------
Mark K. Shull...      --  $       --   156,250      543,750    $1,796,875   $3,953,125
Nancy G. Faigen.  37,500   1,406,281    56,250      281,250       871,875    2,371,875
Rebecca Ward....      --          --    78,125      246,875       898,438    1,976,563
Timothy M. Adams      --          --    62,500      277,500       156,250      468,750
Bryan T. Gernert  25,795     948,603    99,205      300,000     1,532,628    3,987,500

Employment Agreements

   Mark K. Shull. Mr. Shull's employment letter agreement provides for an initial annual base salary of $250,000, which is subject to annual review, and an annual bonus opportunity of 60% of his initial annual base salary that will be based on the achievement of certain corporate and individual objectives. The agreement also provides Mr. Shull with stock options to purchase 100,000 shares of Intermedia common stock, at an exercise price of $33.31, which are subject to the terms and conditions of the Intermedia 1996 Long-Term Incentive Plan, to vest in equal monthly installments over the 60-month period commencing on his date of employment./(1)/ On July 29, 1999, Mr. Shull was granted options to purchase 500,000 shares of our Class A common stock. 250,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price of $17.00 per share. Options covering 25% of the 500,000 shares of our Class A common stock vested one year following the date of grant and the balance vests in equal quarterly installments over the three years beginning July 29, 2000. Following a change of control of Digex or Intermedia, one-half of Mr. Shull's then unvested Digex options will vest immediately, and the remainder will vest on the first anniversary of the change of control if Mr. Shull continues to be employed by Digex at that date, or upon termination by Digex of Mr. Shull's employment (other than for cause), if earlier. Following a change of control of Intermedia, one-half of Mr. Shull's then unvested Intermedia options will vest immediately, and the remainder will vest on the first anniversary of the change of control if Mr. Shull continues to be employed by Digex or Intermedia or any of its subsidiaries at that date, or upon termination by Digex and, if applicable, Intermedia of Mr. Shull's employment (other than for cause), if earlier.

   If Mr. Shull is terminated by Intermedia or us for any reason other than for cause, we or Intermedia will pay his base salary as in effect at the time of termination through the later of July 1, 2001, or the first anniversary of the date of termination. Mr. Shull's entitlement to receive payments will terminate if he directly or indirectly knowingly hires, within six months following his date of termination, any employee of director-level or above who was employed by Intermedia or Digex on the date of his termination.

   Nancy G. Faigen. Ms. Faigen's employment letter agreement provides for an initial annual base salary of $225,000, which is subject to annual review, and an annual bonus opportunity of 50% of her initial annual base salary that will be based on the achievement of certain corporate and individual objectives. The agreement provided Ms. Faigen with a signing bonus of $275,000, paid in four installments: $50,000 upon the acceptance of the offer and the remaining balance at specified dates during 1999.

   The agreement also provides Ms. Faigen with stock options to purchase 100,000 shares of Intermedia common stock, at an exercise price of $15.00, which are subject to the terms and conditions of the Intermedia 1996 Long Term Incentive Plan, to vest in equal monthly installments over the 60-month period commencing on her date of employment. On July 29, 1999, Ms. Faigen was granted options to purchase 300,000 shares of our Class A common stock. 150,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price of $17.00 per share. Options covering 25% of the 300,000 shares of our Class A common stock vested one year following the date of grant and the balance vests in equal quarterly installments over the three years beginning July 29, 2000.

   Ms. Faigen resigned in March 2001 and forfeited her unvested options. Agreement provisions following a change of control of Digex or Intermedia were not applicable to Ms. Faigen.

   Rebecca Ward. Ms. Ward's employment letter agreement provides for an initial annual base salary of $200,000, which is subject to annual review, and an annual bonus opportunity of 50% of her initial annual base salary that will be based on the achievement of certain corporate objectives. The agreement provided Ms. Ward with a signing bonus of $100,000, paid in two equal installments: upon commencement of employment with us, and after six months of employment. The agreement also provided Ms. Ward with stock options to purchase 50,000 shares of Intermedia common stock, at an exercise price of $33.31, which are subject to the terms and conditions of the Intermedia 1996 Long-Term Incentive Plan, to vest in equal monthly installments over the 60-month period commencing with the day the option grant was approved./(1)/ On July 29, 1999, Ms. Ward was granted stock options to purchase 250,000 shares of our Class A common stock. 125,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price of $17.00 per share. Options covering 25% of the 250,000 shares of our Class A common stock vested one year following the date of grant and the balance vests in equal quarterly installments over the three years beginning July 29, 2000. Following a change of control of Digex or Intermedia, all of Ms. Ward's unvested Digex options will vest on the first anniversary of the change of control if Ms. Ward continues to be employed by Digex at that date, or upon termination by Digex of Ms. Ward's employment (other than for cause), if earlier. Following a change of control of Intermedia, all of Ms. Ward's Intermedia options will vest on the first anniversary of the change of control if Ms. Ward continues to be employed by Digex or Intermedia or any of its subsidiaries at that date, or upon termination by Digex of Ms. Ward's employment (other than for cause), if earlier.

   If Ms. Ward is terminated by Digex for any reason other than for cause, we will pay her base salary as in effect at the time of termination through the later of January 1, 2002, or the first anniversary of the date of termination.

   Timothy M. Adams. Mr. Adams' employment letter agreement provides for an initial annual base salary of $210,000, which is subject to annual review, and an annual bonus opportunity of 50% of his initial annual base salary that will be based on the achievement of certain corporate objectives. Mr. Adams is also entitled to receive a $75,000 signing bonus, paid in two equal installments: upon commencement of employment with us, and after six months of employment.

   The agreement also provides Mr. Adams with options to purchase 250,000 shares of our Class A common stock. 50,000 of these options will be exercisable at $10.00 per share and the balance will be exercisable at $34.00 per share. Options covering 25% of the 250,000 shares of our Class A common stock vested one year following the date of grant and the balance vests in equal quarterly installments over the three years beginning December 1, 2000. Following a change of control of Digex or Intermedia, all of Mr. Adams' unvested Digex options will vest on the first anniversary of the change of control if Mr. Adams continues to be employed by Digex at that date, or upon termination by Digex of Mr. Adams' employment (other than for cause), if earlier.

   Bryan Gernert. Mr. Gernert's employment letter agreement provides for an initial annual base salary of $200,000, which is subject to annual review, and an annual bonus opportunity of 60% of his annual base salary that will be based on the achievement of certain corporate objectives.

   On July 29, 1999, Mr. Gernert was granted options to purchase 400,000 shares of our Class A common stock. 300,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price of $17.00 per share. Options covering 25% of the 400,000 shares of our Class A common stock vested one year following the date of grant and the balance vests in equal quarterly installments over the three years beginning July 29, 2000. In the event his employment is terminated by Digex for any reason other than for cause prior to July 9, 2001, his options covering an aggregate of 200,000 shares (including any installments previously vested) will vest immediately on the date of termination, of which 150,000 will be those exercisable at $5.00 and 50,000 exercisable at $17.00 per share.

   Mr. Gernert left Digex in March 2001 and forfeited his unvested options. Agreement provisions following a change of control of Digex or Intermedia were not applicable to Mr. Gernert.

--------
(1) As a result of the Intermedia - WorldCom Merger, shares of Intermedia common stock underlying options granted and outstanding as of June 29, 2001 were exchanged for shares of WorldCom group common stock underlying options in accordance with the merger agreement.

Director Compensation

   Our directors who are not employed by either Digex or Intermedia (or WorldCom effective July 1, 2001) receive an annual fee of $16,000 and a fee of $1,000 for each meeting (or $500 for each telephonic meeting) of the Board of Directors or committees of the Board of Directors attended in addition to reimbursement of actual out-of-pocket expenses incurred in connection with attending these meetings. Each such director is also granted stock options in accordance with the terms of the Digex Long-Term Incentive Plan.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (1)

Overview and Philosophy

   The Compensation Committee of the Board of Directors is composed of two directors, one of whom is our Chairman of the Board and an employee of our parent, Intermedia. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to Digex's executive compensation policies and practices. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chairman of the Board and Chief Executive Officer and each of the other officers of Digex.

   Digex's executive compensation program is designed to enhance the value of Digex to stockholders. This is accomplished through policies and practices which facilitate the achievement of Digex's performance objectives, provide compensation that will attract and retain the superior talent required by Digex's aggressive goals, and align the officers' interests with the interests of stockholders.

   The executive compensation program provides an overall level of compensation opportunity that is competitive within the Internet services industry, as well as with a broader group of companies of comparable size and complexity. The Compensation Committee uses its discretion to set individual executive compensation at levels warranted in its judgment by industry practice, company performance, individual performance, and internal equity. It is Digex's philosophy to target annual cash compensation in the average range and total compensation in the third quartile as compared to industry practice.

Executive Compensation Program

   Digex's executive compensation program is comprised of base salary, annual cash incentive compensation, stock options, and restricted stock awards, as well as various benefits (including medical insurance and a 401K plan) which are generally available to all employees of Digex.

Base Salary

   Base salary ranges for Digex's officers are set relative to companies in the Internet services industry and other similar companies. In determining actual salaries, the Compensation Committee takes into account individual responsibilities, experience, performance and specific issues particular to Digex.

   The Compensation Committee has set officers' salaries within a range of 20% above and below the average salary for officers in comparable positions within the Internet services industry, based on the experience and performance of the individual officer.

Annual Cash Incentive Compensation

   To provide Digex's officers and other key employees with direct financial incentives to achieve Digex's annual and long-range goals, the Board currently maintains an annual performance based incentive compensation program for officers and other key employees. Early in each fiscal year, the Compensation Committee will set a target bonus amount for each officer. The Compensation Committee will approve several shared corporate objectives, individual objectives, and targets for each objective for each officer. The achievement of these objectives will determine the officer's eligibility to receive the target bonus.

Stock Option Program

   Digex's Long-Term Incentive Plan (the "Plan") seeks to align the long-term interests of officers, employees, directors, and consultants with the interests of stockholders. The Plan is designed to create a strong and direct link between compensation and stockholder return and to enable officers, employees, and directors to develop and maintain a significant, long-term ownership position in Digex. The Plan contributes to Digex's ability to attract and retain the best available personnel. It also provides additional incentive to officers, employees, directors and consultants to exert their maximum efforts toward the success of Digex.

   During 2000, the Board granted options to officers, employees, consultants, and directors to purchase shares of common stock. Total options granted were 2,222,029, net of forfeitures and exercised options, for the year. Options to purchase shares granted to officers in 2000 were 1,050,500, net of forfeitures by exiting officers.

   In recommending option grants for officers, the Compensation Committee was guided by the number of options required to attract and retain officers with the talent, experience and skill required to help Digex achieve its goals and to insure that the interests of these officers are aligned with those of the stockholders. In granting options to existing officers, the Compensation Committee considered the industry practices for similar positions, each officer's individual performance, level of responsibility and the potential impact of their position on Digex's performance, each officer's potential, and the number of options previously granted to each officer.

Chief Executive Officer Compensation

   The Compensation Committee determined the compensation package of Digex's Chief Executive Officer and President, Mark Shull. In July 2000, Mr. Shull's base salary increased 20% to $300,000. His target bonus opportunity is 60% of base salary. Mr. Shull's actual bonus is based 75% on Digex's performance and 25% on assessment of his performance against strategic objectives. Following the evaluation of 2000 results, the bonus amount was determined to be $219,600.

   The Compensation Committee believes that Mr. Shull's compensation package is in line with industry and market size standards and appropriate in light of his performance and Digex's aggressive plans for growth.

                                             David C. Ruberg
                                             Jack E. Reich

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During 2000, the Compensation Committee was comprised of Messrs. Ruberg and Reich. No member of the Compensation Committee was at any time an officer or employee of Digex or any of its subsidiaries. Mr. Ruberg was the President and Chief Executive Officer and a director of Intermedia, our parent. For a description of certain relationships between Digex, Intermedia, and WorldCom, see "Certain Relationships and Related Transactions."

                       REPORT OF THE AUDIT COMMITTEE (1)

   The primary function of our committee is to serve on behalf of the Board of Directors in providing oversight of Digex's financial reporting processes, public financial reports, internal accounting and financial controls, the internal audit function, and the independent audit of its annual consolidated financial statements.

   Management is responsible for Digex's financial statements and the financial reporting processes, including internal controls. The independent auditors are responsible for performing an independent audit of Digex's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

   In performance of our oversight function, we have met and held discussions with management and Ernst & Young LLP, Digex's independent auditors during 2000 and 2001. Management represented to us that Digex's consolidated financial statements as of and for the year ended December 31, 2000 were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and the independent auditors. We discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of Ernst & Young's judgments about the quality (not just the acceptability) of Digex's accounting principles as applied to financial reporting.

   Ernst & Young LLP also provided us with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with Ernst & Young LLP that firm's independence. We further considered whether the provision by Ernst & Young LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors' independence.

   We discussed with Digex's internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. We met with the internal auditors and Ernst & Young LLP to discuss the results of their examinations, their evaluations of Digex's internal controls, and the overall quality of its financial reporting.

   Based on the reviews and discussions referred to above, and reliance on management, internal audit, and Ernst & Young LLP, we recommended to the Board of Directors that Digex's audited consolidated financial statements referred to above be included in its Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          Philip A. Campbell
                                          Richard A. Jalkut
                                          Jack E. Reich
--------

(1) The Reports of the Compensation Committee and Audit Committee are not deemed to be "soliciting material", is not deemed filed with the SEC, and is not to be incorporated by reference into any of our documents previously or prospectively filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   We have entered into several agreements with Intermedia, including the general and administrative services agreement, network services agreements, and financing agreements, and transactions with Microsoft and Compaq, beneficial holders of more than 5% of Digex Class A common stock. As a result of the Intermedia - WorldCom Merger, we have also entered into commercial and financing agreements with WorldCom.

Intermedia

General and Administrative Services Agreement

   On April 30, 1999, we entered into a general and administrative services agreement with Intermedia. Under the terms of this agreement, as amended to date, Intermedia provided Digex with back office and administrative services such as human resources, finance and accounting, tax services, investor relations, treasury, and information management services during 2000. This agreement had an initial term of two years and expired in April 2001. The charge for these services was $15.0 million in 2000. Under the amended agreement, Intermedia provided Digex with treasury services in the first quarter of 2001. The charge for these services was minimal in 2001.

   Intermedia has advised us that the fees paid by Digex to Intermedia under this agreement are intended to approximate Intermedia's estimated costs of providing the covered services to Digex. Because it is not practical to obtain quotes for all of these services from third parties, we cannot determine whether, and there can be no assurance that, the terms of this agreement were as favorable to us as would result from an arm's length negotiation with an unrelated third party.

Network Services Agreements

   Pursuant to three network services agreements between Intermedia and Digex entered into in July 1999, Intermedia provided us with east and west coast Internet transit, Internet access and managed firewall services. These agreements had an initial term of two years and expired in July 2001. The charge for these services amounted to $5.0 million in 2000 and $0.4 million in 2001. We believe the terms of the network services agreements were at least as favorable to us as they would be under similar arrangements between Digex and an unrelated third party.

Asset Migration Agreement

   On June 1, 2000, we entered into an asset migration agreement with Intermedia. Under the terms of the agreement, we purchased certain assets, including certain licensed third-party software, machinery, and equipment from Intermedia at cost to provide independent managed firewall services. In connection with the purchase of firewall-related assets from Intermedia, the managed firewall services agreement between Digex and Intermedia was terminated. We paid a purchase price of $4.5 million for the net book value of these assets and services on June 30, 2000, the closing date of the agreement. Under the asset migration agreement, we paid a total of $0.9 million for Intermedia's support and consultation for the six months ended December 31, 2000.

Expense Sharing and Indemnity Arrangements

   On January 24, 2000, we agreed with Intermedia to allocate and pay the expenses of our February 2000 public offering, including any amounts arising from any indemnification or contribution obligations, in proportion to the number of shares of Class A common stock sold by us and by Intermedia. Expenses of $0.3 million were allocated to Digex in 2000 and were netted against offering proceeds.

Sale of Telecommunications Related Assets to Intermedia

   We were subject to certain restrictions under the Intermedia indentures. Due to these restrictions, we were required to use all of the net proceeds of our equity offerings to purchase telecommunications related assets, in each case within 270 days of the offering. We entered into three Use of Proceeds Agreements with Intermedia on June 2, 1999, January 11, 2000, and January 24, 2000, respectively, to sell to Intermedia certain telecommunications related assets that were purchased by us with the net proceeds of certain offerings of Digex securities and the cash proceeds of the investments by Microsoft and Compaq. The assets were sold to Intermedia at Digex's cost. The proceeds from the sale of telecommunications related assets to Intermedia were approximately $33.7 million in 2000. These proceeds were unrestricted and used to fund our operating expenses. Net proceeds from the equity offerings were fully used as of December 31, 2000.

Guaranty Agreement

   On October 31, 2000, Intermedia increased the commitments available to it under its revolving credit facility from $100.0 million to $350.0 million. As a subsidiary of Intermedia, we were a limited guarantor under the credit facility to the greater of $90.0 million or the amounts borrowed by us. The credit facility is also fully guaranteed by WorldCom. At December 31, 2000 and June 30, 2001, Intermedia had $113.0 million and $258.0 million outstanding under its credit facility, respectively.

   Following the completion of the Intermedia--WorldCom Merger in July 2001, WorldCom repaid the total amount outstanding under the credit facility and entered into a second amendment to the revolving credit agreement on July 2, 2001 to decrease the aggregate commitments available under the credit facility from $350.0 million to $175.0 million. The termination date was also extended to the earlier of August 1, 2001 and the cancellation of the credit facility. There were no amounts outstanding under the credit facility as of August 1, 2001.

Borrowings from Intermedia

   In the second quarter of 2001, Digex received proceeds for a $12.0 million loan from Intermedia. The loan is governed by the terms under the revolving credit agreement dated as of December 22, 1999, and amendments to date, among Intermedia, Bank of America N.A., the Bank of New York and Toronto Dominion (Texas), Inc. Repayment was due on demand at the earlier of: (1) the consummation of the Intermedia - WorldCom Merger; (2) July 3, 2001; (3) the cancellation or termination of the credit facility; and (4) following default which would accelerate the amounts due. Through June 30, 2001, variable interest on the unpaid principal balance was paid monthly at an average LIBOR rate of approximately 4.50% per annum. Intermedia has not demanded payment of the outstanding principal amount as of August 14, 2001. On June 26, 2001, we borrowed an additional $6.0 million from Intermedia as an intercompany loan. We expect to refinance both loans from Intermedia with proceeds from the issuance of notes under the note purchase agreement, as described below, between WorldCom and Digex.

Microsoft and Compaq

Software, Equipment and Services Purchased

   We have in the past purchased and expect to continue to purchase computer hardware, software and certain consulting services from both Microsoft and Compaq pursuant to certain arrangements negotiated prior to or in connection with the investment by Microsoft and Compaq in Digex. We purchased $2.7 million and $26.6 million (excluding $2.7 million of equipment credits) in 2000 for products and services provided by Microsoft and Compaq, respectively.

Directors

Reimbursement of Legal Expenses

   Richard Jalkut, Jack Reich and Mark Shull incurred legal fees and expenses of approximately $243,000 in the aggregate in 2000 in connection with litigation in which they were named as defendants in their capacities as directors of Digex (and in the case of Mr. Shull, an officer of Digex). We have reimbursed, or will reimburse them, for these fees and expenses.

Director Compensation

   In 2000, aggregate fees of $76,000 each were payable to Richard Jalkut and Jack Reich for their services as directors of Digex (including the annual fee and fees for attending meetings, including meetings of the special committee of the board of directors).

WorldCom

Commercial Agreements

   Digex and certain subsidiaries of WorldCom have entered into four commercial agreements. The principal terms of the four commercial agreements are generally described as follows:

    -- Sales Channel Agreement. Under this agreement, effective January 1,
       2001, WorldCom will purchase our portfolio of managed Web hosting products for resale to WorldCom customers. If we satisfy certain service level commitments, WorldCom agrees to purchase up to a total of $500.0 million during the period from 2001 through 2003. We will share costs and profits generated from the WorldCom sales channel with WorldCom.

    -- Funding Agreement. On July 31, 2001, we entered into a note purchase agreement with WorldCom whereby WorldCom has agreed to provide funding for the Digex business plans for 2001 and 2002 as approved by the Digex and WorldCom boards of directors. To date, the Digex and WorldCom board of directors have approved the Digex 2001 business plan. The preparation of the Digex business plan for 2002 is currently underway and is expected to be submitted to the WorldCom board of directors for approval no later than December 1, 2001. Subject to the terms and conditions of the agreement, we will issue and WorldCom will purchase (or cause an affiliate to purchase) a series of senior notes up to an aggregate principal amount sufficient to satisfy our net cash requirements under the approved business plan. Interest on the unpaid principal balance is payable monthly at a rate equal to LIBOR plus 300 basis points. Repayment of principal is due on December 31, 2002 and may be extended to December 31, 2006 upon our election by written notice. Any changes to our business plans that require increased funding would require the WorldCom board of directors' approval before WorldCom would be obligated to fund any such increase.

    -- Facilities Agreement. Effective January 1, 2001, managed Web hosting facilities for Digex will be built in several WorldCom data centers in the United States and around the world. We will lease space from WorldCom at these data centers based on customer demand.

    -- Network Agreement. This agreement, effective January 1, 2001, provides us with terms to purchase bandwidth and connectivity from WorldCom in the United States to support our managed Web hosting activities.

                             BENEFICIAL OWNERSHIP

Digex

   On July 1, 2001, a wholly-owned subsidiary of WorldCom was merged with and into Intermedia with Intermedia continuing as the surviving corporation and as a subsidiary of WorldCom. As a result of the Intermedia - WorldCom Merger, WorldCom now owns all of the capital stock of Intermedia, other than the 13 1/2% series B preferred stock, and owns approximately 90% of the voting securities of Intermedia. Therefore, WorldCom beneficially owns all of the outstanding Class B common stock of Digex.

   The following table provides information regarding the beneficial ownership of our common stock, as of July 31, 2001 by:

       . those persons or groups who we know beneficially own more than 5% of the outstanding shares of our common stock;

       . each of our current directors, director nominees, and named executive officers; and

       .  all of our directors and executive officers as a group.

   The percentage of Digex common stock beneficially owned was calculated based on 24,788,466 shares of Class A common stock and 39,350,000 shares of Class B common stock outstanding on July 31, 2001. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the common stock owned by them. All of the Class B shares are indirectly owned by WorldCom, Inc. through its controlling interest in Intermedia. Class B common stock entitles the holder to 10 votes per share, while Class A common stock entitles the holder to one vote per share. Each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock.

                                                                 Percentage
                                      Number of      Percentage  of Voting
                                        Shares        of Class    Power of
                                     Beneficially   Beneficially   Common
          Beneficial Owner              Owned          Owned       Stock
          ----------------           ------------   ------------ ----------
Principal Stockholders:
WorldCom, Inc....................... 39,350,000 (2)    100.0%       94.1%
   500 Clinton Center Drive
   Clinton, MS 39056
INVESCO Funds Group Inc.............  2,673,700 (3)     10.8%          *
   7800 E. Union Avenue
   Denver, CO 80237
Massachusetts Financial Services Co.  2,473,656 (4)     10.0%          *
   500 Boylston Street
   Boston, MA 02116
Oak Associates, LTD.................  2,109,000 (5)      8.5%          *
   3875 Embassy Parkway
   Akron, OH 44333
Putnam Investments, LLC.............  1,878,200 (6)      7.6%          *
   One Post Office Square
   Boston, MA 02109
Capital Research & Management Co....  1,805,000 (7)      7.3%          *
   333 South Hope Street
   Los Angeles, CA 90071
Morgan Stanley Dean Witter & Co.....  1,602,533 (8)      6.5%          *
   1585 Broadway
   New York, NY 10036

                                                                             Percentage
                                                 Number of       Percentage  of Voting
                                                   Shares         of Class    Power of
                                                Beneficially    Beneficially   Common
               Beneficial Owner                    Owned           Owned       Stock
               ----------------                 ------------    ------------ ----------
Microsoft Corporation..........................  1,263,494 (9)      5.1%          *
   One Microsoft Way
   Redmond, Washington 98052
CPQ Holdings, Inc. (1).........................  1,263,494 (10)     5.1%          *
   20555 SH 249
   Houston, Texas 77070
Directors and Executive Officers:
Mark K. Shull..................................    540,625 (11)     2.2%          *
Nancy G. Faigen................................         -- (12)       *           *
Rebecca Ward...................................    143,750 (11)       *           *
Timothy M. Adams...............................    133,088 (13)       *           *
Bryan T. Gernert...............................         -- (12)       *           *
Bernard J. Ebbers..............................         --           --          --
Ronald R. Beaumont.............................         --           --          --
Wilkie S. Colyer...............................         --           --          --
K. William Grothe, Jr..........................         --           --          --
Alan A. McClure................................         --           --          --
Scott D. Sullivan..............................         --           --          --
Lawrence C. Tucker.............................         --           --          --
All directors and executive officers as a group
  (17 persons).................................    972,513 (14)     3.9%          *

--------
* less than 1%

(1) CPQ Holdings, Inc. is a wholly-owned subsidiary of Compaq Computer Corporation.

(2) Intermedia owns all of our outstanding Class B common stock. As a result of the Intermedia - WorldCom Merger, whereby a wholly-owned subsidiary of WorldCom merged with and into Intermedia with Intermedia continuing as the surviving corporation and as a subsidiary of WorldCom on July 1, 2001, WorldCom beneficially owns all of our Class B common stock and has voting control of Digex.

(3) Based upon information set forth in a Schedule 13G filed with the SEC on July 9, 2001.

(4) Based upon information set forth in a Schedule 13G/A filed with the SEC on July 26, 2001. Massachusetts Financial Services Co. has sole voting power of 2,368,310 shares and sole dispositive power of 2,473,656 shares.

(5) Based upon information set forth in a Schedule 13G filed with the SEC on February 13, 2001. Oak Associates, LTD. has sole voting power and shared dispositive power of all shares.

(6) Based upon information set forth in a Schedule 13G filed with the SEC on February 15, 2001. Putnam Investments, LLC has shared voting power of 5,800 shares and shared dispositive power of all shares.

(7) Based upon information set forth in a Schedule 13G/A filed with the SEC on February 13, 2001.

(8) Based upon information set forth in a Schedule 13G/A filed with the SEC on February 7, 2001. Morgan Stanley Dean Witter & Co. has shared voting power of 1,594,633 shares and shared dispositive power of all shares.

(9) Based upon information set forth in a Schedule 13G filed with the SEC on January 21, 2000. Consists of 730,994 shares of Digex Class A common stock issuable upon conversion of shares of Digex Series A Preferred Stock and 532,500 shares of Digex Class A common stock issuable upon exercise of presently exercisable warrants.

(10) Based upon information set forth in a Schedule 13G filed with the SEC on January 24, 2000. Consists of 730,994 shares of Digex Class A common stock issuable upon conversion of shares of Digex Series A Preferred Stock and 532,500 shares of Digex Class A common stock issuable upon exercise of presently exercisable warrants.

(11) Represents shares subject to options exercisable as of July 31, 2001 or within 60 days thereafter.

(12) This officer left Digex in March 2001. There were no shares subject to exercisable options as of July 31, 2001 or within 60 days thereafter.

(13) Includes 275 shares of Digex Class A common stock held in Mr. Adams' Digex 401(k) plan investments and 132,813 shares subject to options exercisable as of July 31, 2001 or within 60 days thereafter. Mr. Adams has dispositive, but no voting power of those shares held in his 401(k) plan investments.

(14) Includes 325 shares of Digex Class A common stock and 972,188 shares subject to options exercisable as of July 31, 2001 or within 60 days thereafter.

WorldCom

   On June 7, 2001, the shareholders of WorldCom approved the recapitalization of WorldCom which replaced its existing common stock with two new series of common stock that are intended to reflect, or track, the performance of the businesses attributed to the WorldCom group and the MCI group. Each share of its existing common stock was converted into one share of WorldCom group common stock and 1/25/th/ of a share of MCI group common stock.

   As of July 31, 2001, none of the named executive officers, current directors, director nominees, or current executive officers are beneficial owners of any shares of WorldCom's preferred stock. In addition, there were no persons, individually or as a group known to be deemed to be beneficial owners of more than 5% of its preferred stock.

WorldCom Group

   The following table provides information regarding the beneficial ownership of the WorldCom group common stock of our parent, WorldCom, as of July 31, 2001 by:

       . those persons or groups who we know beneficially own more than 5% of WorldCom group common stock;

       . each of our current directors, director nominees, and named executive officers; and

       .  all of our current directors and executive officers as a group.

   As of July 31, 2001, there were no persons, individually or as a group, known to be deemed to be the beneficial owners of more than 5% of WorldCom group's issued and outstanding common stock.

   The percentage of WorldCom group common stock beneficially owned was calculated based on 2,957,029,833 shares outstanding, net of treasury shares, at July 31, 2001.

                                                         Percentage of
                                            Number of    WorldCom group
                                              Shares      Common Stock
                                           Beneficially   Beneficially
                 Beneficial Owner             Owned          Owned
                 ----------------          ------------  --------------
         Directors and Executive Officers:
         Mark K. Shull....................    44,715 (1)       *
         Nancy G. Faigen..................        -- (2)       *
         Rebecca Ward.....................    22,358 (1)       *
         Timothy M. Adams.................       374 (3)       *

                                                            Percentage of
                                            Number of       WorldCom group
                                              Shares         Common Stock
                                           Beneficially      Beneficially
                Beneficial Owner              Owned             Owned
                ----------------           ------------     --------------
      Bryan T. Gernert....................          -- (2)         *
      Bernard J. Ebbers...................  29,051,577 (4)         *
      Ronald R. Beaumont..................   1,651,038 (1)         *
      Wilkie S. Colyer....................     601,014 (5)         *
      K. William Grothe, Jr...............     117,669 (6)         *
      Alan A. McClure.....................      75,413 (7)         *
      Scott D. Sullivan...................   2,817,282 (8)         *
      Lawrence C. Tucker..................     106,361 (9)         *
      All directors and executive officers
        as a group (17 persons)...........  34,805,015 (10)      1.2%

--------
* Less than 1%

(1) Represents shares subject to options exercisable as of July 31, 2001 or within 60 days thereafter.

(2) This officer left Digex in March 2001. There were no shares subject to exercisable options as of July 31, 2001 or within 60 days thereafter.

(3) Includes 374 shares of WorldCom group common stock held in Mr. Adams' Digex 401(k) plan investments. Mr. Adams has dispositive, but no voting power of those shares held in his 401(k) plan investments.

(4) Includes 17,399,661 shares of WorldCom group common stock; 35,551 shares held as custodian for children; 3,000,000 shares subject to a forward sale agreement as to which Mr. Ebbers has voting, but no dispositive power; and 8,616,365 shares subject to options exercisable as of July 31, 2001 or within 60 days thereafter.

(5) Represents shares of WorldCom group common stock held.

(6) Includes 11,042 shares of WorldCom group common stock; 600 shares held as custodian for children; and 106,027 shares subject to options exercisable as of July 31, 2001 or within 60 days thereafter.

(7) Includes 5,000 shares of WorldCom group common stock held in an individual retirement account for the benefit of Mr. McClure and his spouse and 70,413 shares of common stock held by Mr. McClure.

(8) Includes 5,355 shares of WorldCom group common stock and 2,811,927 shares subject to options exercisable as of July 31, 2001 or within 60 days thereafter.

(9) Includes 3,593 shares of WorldCom group common stock and 102,768 shares subject to options exercisable as of July 31, 2001 or within 60 days thereafter.

(10) Includes 13,662,904 shares subject to options exercisable as of July 31, 2001 or within 60 days thereafter.

MCI Group

   The following table provides information regarding the beneficial ownership of MCI group common stock of our parent, WorldCom, as of July 31, 2001 by:

       . those persons or groups who we know beneficially own more than 5% of MCI group common stock;

       . each of our current directors, director nominees, and named executive officers; and

       .  all of our current directors and executive officers as a group.

   As of July 31, 2001, there were no persons, individually or as a group, known to be deemed to be the beneficial owners of more than 5% of MCI group's issued and outstanding common stock.

   The percentage of MCI group common stock beneficially owned was calculated based on 118,270,279 shares outstanding, net of treasury shares, at July 31, 2001.

                                                   Percentage of
                                      Number of      MCI group
                                        Shares     Common Stock
                                     Beneficially  Beneficially
          Beneficial Owner              Owned          Owned
          ----------------           ------------  -------------
Directors and Executive Officers:
Mark K. Shull.......................        --           *
Nancy G. Faigen.....................        --           *
Rebecca Ward........................        --           *
Timothy M. Adams....................        15 (1)       *
Bryan T. Gernert....................        --           *
Bernard J. Ebbers...................   817,408 (2)       *
Ronald R. Beaumont..................        --           *
Wilkie S. Colyer....................    24,000 (3)       *
K. William Grothe, Jr...............       451 (4)       *
Alan A. McClure.....................     2,816 (3)       *
Scott D. Sullivan...................       214 (3)       *
Lawrence C. Tucker..................       359 (3)       *
All directors and executive officers
  as a group (17 persons)...........   845,671           *

--------
* Less than 1%

(1) Includes 15 shares of MCI group common stock held in Mr. Adams' Digex 401(k) plan investments. Mr. Adams has dispositive, but no voting power of those shares held in his 401(k) plan investments.

(2) Includes 695,986 shares of MCI group common stock; 1,422 shares held as custodian for children; and 120,000 shares subject to a forward sale agreement as to which Mr. Ebbers has voting, but no dispositive power.

(3) Represents shares of MCI group common stock held.

(4) Includes 427 shares of MCI group common stock and 24 shares held as custodian for children.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act requires each of our directors and executive officers, and persons who beneficially own more than 10% of the issued and outstanding shares of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us copies of all Section 16(a) forms they file.

   Based solely on a review of the copies of the forms furnished to us or written representations by reporting persons, all of the filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with during the fiscal year ended December 31, 2000, except for:
Timothy Adams, Lemis Altan, Todd Carlson, and Thomas Davidsson each of whom failed to file a Form 3 on a timely basis and Bradley Sparks, former Chief Financial Officer of Digex and no longer an employee of the company, who failed to file one Form 4 on a timely basis.

                         COMPARATIVE STOCK PERFORMANCE

   The graph below compares the cumulative total stockholder return on the Class A common stock from the date of Digex's initial public offering on July 29, 1999 through December 31, 2000 with the cumulative total return on the the Inter@ctive Week Internet Index and Nasdaq Stock Market Index over the same period (assuming an investment of $100 in the Class A common stock, the Inter@ctive Week Internet Index and the Nasdaq Stock Market Index on July 29, 1999, and reinvestment of all dividends).

                                    [CHART]



                    7/29/99 9/30/99 12/31/99 3/31/00 6/30/00 9/30/00 12/31/00
------------------------------------------------------------------------------
Digex, Incorporated $100.00 $139.34 $404.41  $652.58 $399.64 $275.74 $132.35
------------------------------------------------------------------------------
Inter@ctive Week
   Internet Index   $100.00 $114.58 $203.31  $220.37 $175.63 $178.20  $99.14
------------------------------------------------------------------------------
Nasdaq Composite    $100.00 $104.02 $173.21  $173.21 $150.23 $139.12  $93.58

                             STOCKHOLDER PROPOSALS

   Stockholders who wish to submit proposals for inclusion in the proxy statement for our annual meeting to be held in 2002 must comply with and meet the requirements of Regulation 14a-8 of the Securities Exchange Act of 1934, as amended. Ordinarily, that regulation requires, among other things, that any proposal be included in the proxy statement for our annual meeting in 2002, must be received by us at our principal executive offices by , 2001 [120 days before filing date]. Stockholder proposals should be addressed to Bruce F. Metge, Assistant Corporate Secretary, One Digex Plaza, 12050 Baltimore Avenue, Beltsville, Maryland 20705.

   In addition, if a stockholder presents a proposal for action at our 2002 annual meeting, but does not wish to have the proposal considered for inclusion in the proxy statement, notice of such proposal must be provided to us at the
above address by     , 2002 [45 days before filing date]. The proxy solicited
by the Board will confer discretionary authority to vote on any stockholder proposal presented at that meeting.

   However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date, then the notice must be given and received not earlier than 150 days prior to the annual meeting and not later than the close of business on the later of the 120/th/ day prior to the annual meeting or the 10/th/ day following the day on which public announcement of the meeting is first made.

                                 OTHER MATTERS

   We know of no matters other than the matters described above which will be presented at the annual meeting. However, if other matters are properly brought before the annual meeting, the persons voting the proxies will vote them as they deem in the best interest of Digex.

   Copies of our Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, but excluding exhibits, will be provided to stockholders without charge upon written request to Tania Almond, Investor Relations, Digex, Incorporated, One Digex Plaza, 12050 Baltimore Avenue, Beltsville, MD 20705.

                                          By Order of the Board of Directors,


                                          /s/ MARK K. SHULL
                                          Mark K. Shull
                                          President and Chief Executive Officer

, 2001

                                                                      APPENDIX A

                           CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                            OF DIGEX, INCORPORATED

   DIGEX, INCORPORATED, a corporation organized and existing under the laws of Delaware (the "Corporation"), hereby certifies that:

   FIRST: The name of the corporation is DIGEX, INCORPORATED

   SECOND: The following Article Twelfth of the Certificate of Incorporation of the Corporation is hereby inserted in its entirety to read as follows:

   "TWELFTH: Transactions with Interested Stockholders.

    A. The Corporation will not, and will not permit, cause or suffer any direct or indirect subsidiary of the Corporation to, enter into or engage in any Transaction (as defined below) with or for the benefit of any Interested Stockholder (as defined below) without (i) there being in office two or more Independent Directors (as defined below) and (ii) obtaining the prior written approval of at least a majority of the Independent Directors then in office of such Transaction; provided, that the prior written approval of at least a majority of the Independent Directors shall not be required if (x) such Transaction is first reviewed by the Independent Directors then in office and their recommendation to the entire Board of Directors is not to approve such Transaction and (y) despite such recommendation, at least 66 2/3% of the entire Board of Directors (other than the Independent Directors) determines in good faith, at a meeting duly called pursuant to the By-laws of the Corporation, that such Transaction is fair to the Corporation and its stockholders and the reasons for such determination are set forth in the records of such meeting. Such approval shall be in addition to any other approval required by applicable law.

    B. Certain Definitions. For purposes of this Article TWELFTH:

       "Independent Director" means, with respect to any member of the Board of Directors of the Corporation, a Director who is: (i) not (a) an employee, agent or officer of an Interested Stockholder or any of its subsidiaries (including the Corporation or any of its subsidiaries), (b) a director of an Interested Stockholder or (c) the relative of any of the foregoing; and (ii) does not have any direct or indirect financial interest in an Interested Stockholder or any of its subsidiaries that is material to such member.

       "Interested Stockholder" shall have the meaning provided in Section 203(c)(5) of the General Corporation Law of the State of Delaware (the "DGCL"), as in effect as of February 14, 2001, without regard to the proviso at the end of the first sentence thereof. Each of WorldCom, Inc., and Intermedia Communications Inc. are Interested Stockholders for purposes of this definition based on the facts in existence as of February 14, 2001.

       "Transaction" shall mean any of the following:

          (i) a transaction (or a series of related transactions) involving the sale, lease or other transfer of assets, products, property (tangible or intangible) or services by any Interested Stockholder to the Corporation or any direct or indirect subsidiary of the Corporation, or by the Corporation or any direct or indirect subsidiary of the Corporation to any Interested Stockholder, having a value in excess of $1,000,000;

          (ii) any merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with or into any Interested Stockholder;

          (iii) the repurchase by the Corporation or any direct or indirect subsidiary of the Corporation of any of its capital stock or other securities from any Interested Stockholder;

          (iv) the issuance or transfer by the Corporation or any direct or indirect subsidiary of the Corporation of any of its capital stock or other securities to any Interested Stockholder; and

          (v) any other transaction that would constitute a business combination under Section 203(c)(3)(i)-(iv) of the DGCL.

    C. In addition to any other vote of stockholders or the Board of Directors of the Corporation required by law or this Certificate of Incorporation, this Article TWELFTH may not be amended, altered or modified without (i)
       (a) there being in office two or more Independent Directors and (b) obtaining the prior written approval of at least a majority of the Independent Directors then in office, and (ii) a 66 2/3% affirmative vote of the holders of the Class A Common Stock (excluding any such stock owned of record or beneficially, directly or indirectly, by any Interested Stockholder), voting as a separate class.

    D. This Article TWELFTH shall cease to have any further force and effect on February 14, 2004, or such earlier date on which the only holders of the Corporation's Common Stock are Interested Stockholders or their affiliates or associates (as defined under Section 203(c)(1) and (c)(2), respectively, of the DGCL).

   THIRD: The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment
to be signed by , this    day of     , 2001.

                                          DIGEX, INCORPORATED

                                          By:

                                             Name:
                                             Title:

                                                                      APPENDIX B

                        CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                            OF DIGEX, INCORPORATED

             Adopted by the Board of Directors on April 26, 2000.
        Amended and approved by the Audit Committee on August 9, 2001.

Organization

This charter governs the operations of the Audit Committee. The Audit Committee shall review, reassess, and approve the charter at least annually and obtain the approval of the Board of Directors. The Audit Committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Audit Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, employees, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

       . The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Audit Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend to the full Board replacement of independent auditors. The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Audit Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval.

       . The Audit Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Audit Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Audit Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations. The Audit Committee expects both the internal and external auditors to report concerns directly to the Audit Committee on a timely basis.

       . The Audit Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

       . Prior to filing with the Securities and Exchange Commission or mailing to shareholders, as the case may be, the Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

       . The Audit Committee shall review with management the security plan, processes and procedures that management has established to provide for a secure operating environment.

PROXY

                               DIGEX, INCORPORATED
                       SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER _____, 2001

         The undersigned hereby appoints BERNARD J. EBBERS and MARK K. SHULL, or either of them, with full power of substitution, to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Digex, Incorporated to be held at the Digex Corporate Center, 14400 Sweitzer Lane, Room 1C26, Laurel, Maryland 20707, on December ____, 2001 at ____ a.m., Eastern U.S. Time, and at any adjournments thereof.

         When this proxy is properly executed, the shares to which this proxy relates will be voted as specified. If no specification is made, the proxy will be voted for the Board of Director nominees and for Proposals 2 and 3. This proxy also authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

                    [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

The Board of Directors recommends a vote FOR the Proposals:

1.  ELECTION OF DIRECTORS

Nominees: Bernard J. Ebbers, Mark K. Shull, Ronald R. Beaumont, Scott D. Sullivan, Wilkie S. Colyer, K. William Grothe, Jr., Alan A. McClure, and Lawrence C. Tucker

   [ ] FOR all Nominees                      [ ] WITHHOLD vote from all nominees
   [ ] FOR all Nominees, EXCEPT (list below):

   ----------------------------------

2.  APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     [ ] FOR               [ ]  AGAINST             [ ]  ABSTAIN


3. RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF DIGEX

     [ ] FOR               [ ]  AGAINST             [ ]  ABSTAIN

                                                              (See reverse side)

(Continued from other side)

         Stockholders of record as of the close of business on October ___, 2001, are the only persons entitled to vote at the annual meeting or any adjournments thereof. Please vote your proxy whether or not you plan to attend the meeting so that your shares may be represented at the meeting.

IMPORTANT--PLEASE SIGN AND RETURN PROMPTLY. Please sign exactly as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

 MARK HERE FOR ADDRESS CHANGE AND NOTE COMMENTS [ ]

         -------------------------------------

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SIGNATURE:_____________________________________________    Dated: ______________

SIGNATURE (joint owner):_______________________________    Dated: ______________